EXHIBIT 99.1

Date:     November 1, 2005

Contact:  Hal A. Garyn
          Investor Relations Director
          (402) 514-5336


      COMMERCIAL FEDERAL SHAREHOLDERS APPROVE MERGER WITH BANK OF THE WEST


Omaha, NE, November 1, 2005 - Commercial Federal Corporation (NYSE: CFB) announced today that its shareholders have approved its merger with Bank of the West. Over 79% of the votes cast at the special meeting of shareholders were cast in favor of the transaction. Under the terms of the merger agreement, each share of Commercial Federal common stock will be converted into the right to receive $34.00 in cash. Commercial Federal will also declare a special dividend of $.50 per share payable to shareholders of record immediately prior to the completion of the merger. The transaction is expected to close December 2, 2005, subject to satisfaction of customary closing conditions.

ABOUT COMMERCIAL FEDERAL CORPORATION
Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $10.2 billion federal savings bank with branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal operations include consumer and commercial banking services, including retail banking, commercial and industrial lending, small business banking, construction lending, cash management, mortgage origination and servicing, and insurance and investment services.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements, including statements regarding anticipated timing of the transaction. Such statements reflect management's best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation the risk that the transaction closing is delayed or that the transaction does not close and other factors described in our recent filings with the Securities and Exchange Commission. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, Commercial Federal Corporation disclaims any obligation to update any forward-looking statements included herein to reflect future events or developments.